Exhibit 21.1

SUBSIDIARIES OF FLYWIRE CORPORATION

Name of Subsidiary	Jurisdiction of Organization
Flywire LatAm Corporation	United States of America
Flywire AEA Corporation	United States of America
Flywire Healthcare Corporation	United States of America
OnPlan Holdings, LLC	United States of America
Flywire Securities Corporation	United States of America
Flywire Global Corp.	United States of America
Flywire Payments Corporation	United States of America
Simplificare Inc.	United States of America
Invoiced, Inc.	United States of America
Flywire Pacific Pty Ltd	Australia
Cohort Solutions Pty Ltd	Australia
OSHC Australia Pty Ltd	Australia
Learning Information Systems Pty Limited	Australia
Cohort Go Brasil Representações Eireli	Brazil
Flywire Serviços Ltda	Brazil
Flywire Payments Canada, Inc.	Canada
Cohort Solutions (Canada) Ltd	Canada
Flywire (Hong Kong) Limited	Hong Kong
FW Solutions India LLP	India
Lis Studylink India Private Limited	India
Simplificare Ltd.	Israel
Flywire G.K.	Japan
Flywire Europe, UAB	Lithuania
Flywire Mexico, S.A. de C.V.	Mexico
Cohort Solutions (NZ) Ltd	New Zealand
peerTransfer Commercial Consulting (Shanghai) Co., Ltd.	People’s Republic of China
Flywire Romania S.R.L.	Romania
Flywire (Singapore) Pte. Ltd	Singapore
Flywire Spain, S.L.U.	Spain
Flywire Payments Limited	United Kingdom
WPM Education Limited	United Kingdom
WPM Payment Security Limited	United Kingdom